                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                   FORM 8-K


                                CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)     May 15, 1995
                                                  ------------------


                           FOUNTAIN OIL INCORPORATED
                        -------------------------------
            (Exact name of registrant as specified in its charter)

           Oklahoma                 0-9147            91-0881481
- - - - - -------------------------------   -----------    ------------------
 (State or other jurisdiction     (Commission       (IRS Employer
      of incorporation)           File Number)   Identification No.)



    1023 West 23rd Street, Tulsa, Oklahoma                      74107
 -------------------------------------------                    -----
   (Address of principal executive offices)                   (Zip Code)



      Registrant's telephone number, including area code  918-582-7299
                                                        ------------------


       ----------------------------------------------------------------
         (Former name or former address, if changed since last report)

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ITEM 5. OTHER EVENTS

        On May 15, 1995, Registrants Common Stock was listed and admitted for trading on the Oslo Stock Exchange. This secondary listing is in addition to the primary listing of Registrant's Common Stock on the Nasdaq National Market.

   As part of the listing procedure for the Oslo Stock Exchange, Registrant was required to set forth its financial objectives in a document published by the Oslo Stock Exchange. In connection therewith, Registrant stated:

   The Company has defined a set of financial objectives for its planning purposes. These objectives are as follows:

        - Net proven reserves of 140 million barrels of oil equivalent within 5 years.

        -    Production in 5 years: 10,000 barrels of oil equivalent per day.

        - An anticipated internal rate of return higher than 25% on projects undertaken.

        - An anticipated operating profit margin higher than 20% on projects undertaken

   These financial objectives have been and are currently being utilized by the Company's management for purposes of establishing and implementing the Company's business plan. A number of assumptions underlie these objectives, including relatively stable industry conditions and oil and gas prices and the availability of both equity and debt financing for the Company on reasonable terms when needed. Such objectives may change from time to time based upon altered conditions, revised analyses, the Company's actual experience and other factors. The implementation of a business plan and the achievement of financial objectives are inherently uncertain, particularly when they relate to newly established activities as is the case with the Company. No assurances can be given that the Company will be able to achieve or will maintain as its objectives all or any of the foregoing financial objectives. No representation is intended and no assurances can be given with respect to the achievement of any performance standards, including without limitation any that might be implied by the foregoing financial objectives.

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                                    SIGNATURES
                                    ----------


          Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            FOUNTAIN OIL INCORPORATED



Date:   May 16, 1995                        By:  /s/ Robert B. Case
                                               -----------------------
                                                 Robert B. Case
                                                 Vice President

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